Exhibit 99.1

Kentucky USA Energy, Inc. Expands New Albany Shale Prospect with New Farm-out Acquisition

LONDON, KY, August 25, 2009--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (the “Company”) (OTCBB: KYUS), announced today that the Company has entered into a farm-out agreement with Thomasson Petroleum Enterprises, Inc. (“TPE”) to acquire from TPE certain drilling rights on farm-out acreage that has been selected in Todd, Muhlenberg and Christian counties in western Kentucky. This additional farm-out acreage is adjacent to the Company’s existing leasehold property associated with the New Albany Shale.

Under the terms of the agreement with TPE, the Company acquired the right to drill up to 40 wells on the subject leases to explore for oil and gas in and above the New Albany Shale. The Company must drill ten (10) wells in the each year of the agreement to be eligible to drill an additional ten wells in the following year, up to a maximum of 40 wells over four years. TPE, the leasehold owner, will retain a 25% net revenue interest in the wells that the Company drills on the TPE acreage into the Albany shale and an 18.75% net revenue interest in any oil wells drilled above the top of the Albany shale.

“This farm-out agreement gives us the ability to further develop into areas that we believe have strong gas potential and we expect to begin a drilling program on this acreage shortly," said Steven Eversole, CEO of Kentucky USA Energy.

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing, exploration stage independent energy company with, it believes, the experience and technological expertise to exploit the gas resources on its properties in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling, processing and distribution agreements, the continued commitment of drill rig operators and future economic conditions and the volatility and decreases in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

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